Exhibit 4.1

AMENDMENT NO. 5
AMENDMENT NO. 5, dated as of November 25, 2013 (this “Amendment”), among ROCK-TENN COMPANY, a Georgia corporation (the “Company”), ROCKTENN COMPANY OF CANADA HOLDINGS CORP./COMPAGNIE DE HOLDINGS ROCKTENN DU CANADA CORP. (formerly, ROCK-TENN COMPANY OF CANADA/COMPAGNIE ROCK-TENN DU CANADA), a Nova Scotia unlimited liability company (the “Canadian Borrower” and, together with the Company, the “Borrowers”), the Lenders party hereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and BANK OF AMERICA, N.A., acting through its Canada Branch, as Canadian administrative agent for the Lenders (the “Canadian Agent”) and the Canadian Swingline Lender, to the Credit Agreement dated as of May 27, 2011, and amended and restated as of September 27, 2012 (as amended, restated, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers, those Domestic Subsidiaries of the Company identified as “U.S. Guarantors” on the signature pages thereto and such other Domestic Subsidiaries of the Company that thereafter become parties thereto, those Subsidiaries and the parent of the Canadian Borrower identified as “Canadian Guarantors” on the signature pages thereto and such other Subsidiaries of the Canadian Borrower that thereafter become parties thereto, the Administrative Agent, the Canadian Agent and the Lenders referred to therein. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
WHEREAS, pursuant to Section 9.1 of the Credit Agreement, the Borrowers and the Required Lenders desire to amend the Credit Agreement as set forth herein.
NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
Section 1.Amendment. Subject to satisfaction of the conditions set forth in Section 3 hereof:
(a)The definition of “Credit Documents” in Section 1.1 of the Credit Agreement is amended by inserting after “any Joinder Agreement”, the following: “, Amendment No. 5 to the Credit Agreement, dated as of November 25, 2013”.

(b)The definition of “Consolidated Interest Coverage Ratio” in Section 1.1 of the Credit Agreement is hereby amended by inserting immediately after “(ii) Consolidated Interest Expense paid or payable in cash during such period” the following:

“(together with any sale discounts given in connection with sales of accounts receivable by the Consolidated Companies during such period)”.
(c)The definition of “EBITDA” in Section 1.1 of the Credit Agreement is hereby amended by (i) deleting the “and” immediately prior to “(xi) business interruption insurance items and other expenses” and (ii) inserting immediately prior to “plus (b) cash distributions of earnings of Unrestricted Subsidiaries” the following:

“and (xii) all sale discounts given in connection with sales of accounts receivables,”.

(d)The definition of “Guarantors” in Section 1.1 of the Credit Agreement is hereby amended by inserting immediately after “but excluding any Inactive Subsidiary” the following:

“and any Consolidated Company that is a bankruptcy remote special purpose entity that is a borrower under any Receivables Finance Facility”.

(e)The definition of “Leverage Ratio” in Section 1.1 of the Credit Agreement is hereby amended by inserting after “amounts outstanding under Permitted Securitization Transactions and the Receivables Finance Facility” the following: “(that constitute Indebtedness)”.

(f)The definition of “Receivables Finance Facility” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety by the following:

““Receivables Finance Facility” means, collectively (a) (i) that certain credit facility backed or secured by accounts receivables of certain of the Consolidated Companies among certain of the Consolidated Companies and “RABOBANK NEDERLAND”, NEW YORK BRANCH, to be entered into on or prior to the Closing Date, and (ii) any other similar credit facility backed or secured by accounts receivables of certain of the Consolidated Companies among certain of the Consolidated Companies and a financial institution to be entered into after the Closing Date with customary limited recourse that is no more expansive in any material respect than the recourse under the credit facility referred to in clause (i) above (as in effect when entered into) or, to the extent applicable only to non-Credit Parties, that is customary in the relevant local market and performance undertakings and guarantees that are no more extensive in any material respect than the performance undertakings and guarantees provided by Credit Parties in connection with the credit facility referred to in clause (i) above (as in effect when entered into), in each case as the same may be amended, modified or supplemented from time to time in accordance with the requirements of this definition and (b) any arrangement or agreement in respect of a “true sale” (or any similar concept in the applicable jurisdiction) of Receivables in accordance with the laws of the United States or any state thereof, Canada, any province or territory of Canada or other applicable jurisdiction.”
(g)The definition of “Senior Secured Leverage Ratio” in Section 1.1 of the Credit Agreement is hereby deleted in its entirety.

(h)Clause (c) of the definition of “Total Funded Debt” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety by the following:

“(c) to the extent not otherwise included, the outstanding principal balance of Indebtedness under the Receivables Finance Facility”.
(i)Section 6.5 of the Credit Agreement is hereby amended by adding the text “or a Receivables Finance Facility” immediately after the text “Permitted Securitization Transaction” in such Section.

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Section 2.Representations and Warranties. The Borrowers represent and warrant to the Lenders as of the date hereof and the Effective Date (as defined below) that:

(a)At the time of and immediately after giving effect to this Amendment, the representations and warranties set forth in the Credit Agreement are true and correct in all material respects (except to the extent that any such representation or warranty is qualified by materiality, in which case such representation and warranty shall be true and correct) with the same effect as if made on the Effective Date, except to the extent such representations and warranties expressly relate to an earlier date.

(b)At the time of and immediately after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

Section 3.Conditions to Effectiveness. This Amendment shall become effective on the date (the “Effective Date”) on which the Administrative Agent (or its counsel) and the Canadian Agent (or its counsel) shall have received from (A) the Required Lenders, a counterpart of this Amendment signed on behalf of such party, (B) each of the other parties hereto, a counterpart of this Amendment signed on behalf of such party and (C) all fees and expenses due and payable pursuant to Section 4 hereof. In addition, the effectiveness of this Amendment (other than Sections 4, 5, 6 and 7 hereof) is conditioned upon the accuracy of the representations and warranties set forth in Section 2 hereof.

Section 4.Fees and Expenses. The Borrowers agree to reimburse the Administrative Agent and the Canadian Agent, in each case, for the reasonable out-of-pocket expenses incurred by them in connection with this Amendment, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp, counsel for the Administrative Agent, and Borden Ladner Gervais LLP, counsel for the Canadian Agent.

Section 5.Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission or by email in Adobe “.pdf” format shall be effective as delivery of a manually executed counterpart hereof.

Section 6.Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 7.Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 8.Effect of Amendment. On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Credit Agreement”, “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Credit Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended or waived by this Amendment. The Credit Agreement, the Notes and each of the other Credit

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Documents, as specifically amended or waived by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Agents under the Credit Agreement or any other Credit Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or any other Credit Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. The parties hereto expressly acknowledge that it is not their intention that this Amendment or any of the other Credit Documents executed or delivered pursuant hereto constitute a novation of any of the obligations, covenants or agreements contained in the Credit Agreement or any other Credit Document, but rather constitute a modification thereof pursuant to the terms contained herein.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.
BORROWERS:    ROCK-TENN COMPANY

By:	/s/ John D. Stakel

Name:	John D. Stakel

Title:	Senior Vice President and Treasurer

ROCKTENN COMPANY OF CANADA HOLDINGS CORP./COMPAGNIE DE HOLDINGS ROCKTENN DU CANADA CORP.

By:	/s/ John D. Stakel
Name:     John D. Stakel
Title: Senior Vice President and Treasurer

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ Karen H. McClain

Name:	Karen H. McClain

Title:	Managing Director

CANADIAN AGENT:	BANK OF AMERICA, N.A.,
acting through its Canada Branch,
as Canadian Agent

By:	/s/ Medina Sales De Andrade
Name:  Medina Sales De Andrade
Title:  Vice President